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                                                                      EXHIBIT 16

                                   ING GROUP

                                   STATEMENT

                                       OF

                                    GENERAL

                              BUSINESS PRINCIPLES

                          (C) ING Not to be reproduced

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INTRODUCTION

ING Group ("ING") is a company with Dutch roots with a wide experience in the field of financial services. ING is active on a world-wide basis, offering its clients a full range of financial products and services through various distribution channels.

The basis of ING's continuity is its financial strength, its healthy profit base and careful weighing of the interests of its clients, shareholders and employees. In all its activities ING is aware of its social responsibilities.

As a premier provider of financial products and services ING plays an important role in society. In order to fulfil this role it needs to maintain the confidence of its customers, shareholders, employees, and other stakeholders by acting with professionalism and integrity as well as behaving with prudence and skill.

ING Group, therefore, attaches paramount importance to upholding its reputation. It is the responsibility of everyone in ING to maintain its standing for high ethical standards of conduct. This requires constant vigilance and application. Even a single mistake, for whatever reason, can have far-reaching consequences.

The General Business Principles described in this statement do not merely reflect laws and regulations, they are also based upon values of integrity, entrepreneurship, professionalism, responsiveness and teamwork.

These Business Principles apply to the whole of ING Group, its subsidiaries and business units, and to every employee. Every individual in ING is required to act in accordance with both the letter and spirit of these Principles and obliged to promptly report any violation of these Principles to his/her line manager or the responsible compliance officer.

Anyone becoming aware of a violation of this code of ethics by an Executive Board member is obliged to promptly report such violation to the Group Compliance Officer, who will report it to the chairman of the supervisory board of ING Group.

Notwithstanding any of the above, the ING Whistleblower Procedure is also applicable.

It is the responsibility of all those in authority in ING to ensure these Principles are fully communicated to all employees, and they are strictly observed. The Executive Board will receive regular reports, including an annual review, on the effective operation of these Business Principles.

                          (C) ING Not to be reproduced

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VALUES

The following fundamental beliefs determine conduct throughout ING. They explain the reasons why our Principles are important to us.

         INTEGRITY            ING is expressly committed to integrity and
                              onsistently high ethical standards of conduct in all our business transactions.

         ENTREPRENEURSHIP     The basis for the continuing success of ING's
                              business is good long-term profitability. An essential feature of this is a dynamic and innovative approach to business by the organisation and all of its employees.

         PROFESSIONALISM      ING values professionalism in all parts of ING
                              and regards it as essential in ensuring the provision of the highest levels of customer service.

         RESPONSIVENESS       As an international organisation ING acknowledges
                              the importance of being responsive to the needs of all those with whom it does business, regardless of location.

         TEAMWORK ING depends upon value-enhancing teamwork between its complementary businesses, and this teamwork and common cause pervades all our activities, including relations with our partners.

                          (C) ING Not to be reproduced

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OPERATING PRINCIPLES

1.       PERSONAL CONDUCT

         ING expects the highest levels of personal conduct by all its employees, whatever their position. It is acknowledged that all effective business relationships, inside as well as outside the Group, depend upon honesty, integrity and fairness.

         While it is recognised that limited corporate hospitality is given and received as part of building normal business relationships, employees should avoid accepting hospitality or gifts which might appear to place them under an obligation.

         Bribery of any form is unacceptable. No undeclared offers or payments will be accepted or solicited by ING employees, or made by ING employees to third parties, and employees are required to avoid any contacts that might lead to, or suggest, a conflict of interest between their personal activities and the business of the Group or create an appearance of conflict of interest.

         ING expects all its employees to respect the rule of law and abide by applicable laws and regulations. Furthermore, ING employees are expected to avoid doing business with any individual, company or institution if that business is connected with activities which are illegal or which could be regarded as unethical.

         All employees are expected to handle information with care. In particular, the confidentiality of all proprietary information and data processing should be safeguarded in accordance with applicable laws and regulations. Proper and complete records must be made of all transactions on behalf of ING.

         ING employees may not enter into - and must avoid the appearance of engaging in - securities transactions based upon insider trading or misuse of confidential information.

2.       EMPLOYEE RELATIONS

         Relationships with employees in all parts of ING are based upon respect for the individual. The Group aims to provide all its employees with safe conditions of work, and competitive terms of employment. ING is committed to equal opportunities and the avoidance of discrimination. Sexual or racial harassment is unacceptable. Personal career development will be encouraged through progressive personnel and training arrangements.

                          (C) ING Not to be reproduced

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3.       ENVIRONMENT

         ING recognises that certain resources are finite and must be used responsibly. Therefore it pursues a two-pronged, internal and external, approach designed to promote environmental protection. Its external policy is aimed at anticipating developments in the environmental field related to commercial services, and the professional management of environmental risks. Internally, the policy is aimed at controlling any environmental burdens caused by ING itself.

4.       INTERNATIONAL OPERATIONS

         As an international financial services provider, ING operates within the context of foreign laws and regulations, and with corporate and private customers from a range of backgrounds and cultures. It is important, therefore, that ING respects diverse cultures, while maintaining adherence to these Business Principles.

         ING is committed to respecting the rule of law. The prime consideration is that ING is a commercial organisation and its activities are therefore business-orientated. ING does not intervene in political or party political matters. Nor does it make gifts or donations to political parties. However within the legitimate role of business ING reserves the right - after careful consideration - to speak out on matters that may affect its employees, shareholders or customers.

5.       COMMUNICATIONS & DISCLOSURES

         Within the bounds of commercial confidentiality, ING places the greatest importance on open and transparent communications with its customers, employees and shareholders, as well as society at large.

         ING makes every effort to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to its regulators and in other public communications ING makes.

6.       COMMUNITY RELATIONS

         Wherever ING operates, it recognises that good relations with its local communities are fundamental to its long term success. The Group's community relations policy is founded upon mutual respect and active partnership, aimed at sustaining lasting and trusting relationships between the Group's operations and local communities.

         Cultural, sport and environmental activities are a central part of ING's community relations policy, and individual employees are encouraged to play a positive role in community activities.

                          (C) ING Not to be reproduced

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7.       ECONOMIC POLICY

         As a commercial organisation, ING believes that it must provide an adequate return for its shareholders. It supports a market economy as the most effective means of achieving the best returns for its customers, investors and employees, as well as for the countries and territories where it operates.

         Criteria for credit and investment decisions are primarily economic and, while respecting the wishes of clients, also take into account a range of social and environmental considerations.

8.       COMPETITION

         ING recognises the many benefits of a competitive environment. However the best markets flourish only within an ethical framework, and no one in ING is permitted to disparage a competitor, or to use unethical means to obtain any advantage for ING.

9.       CHANGES OR WAIVERS

         Any changes or waivers of these Business Principles will, to the extent required, be promptly disclosed as required by applicable laws, rules and regulations.

                          (C) ING Not to be reproduced